UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 16, 2006

MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32434	37-1149138
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

440 Maine Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)

(217) 223-7300
Registrant’s Telephone Number, Including Area Code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

          On January 16, 2006, the Mercantile Bancorp, Inc. Board of Directors authorized a three-for-one split of the Company’s common stock, subject to stockholder approval at the 2006 Annual Meeting of an amendment to the Company’s Certificate of Incorporation.

          The Board also determined the 2006 Annual Meeting will be held at 2:00 p.m. on Monday, May 22, in the Company’s offices at 440 Maine Street in Quincy.  The record date for stockholders entitled to vote at the meeting will be April 10.

          In order to affect the stock split, the Company is required to ensure the number of authorized shares of common stock is sufficient for the split. Currently, the Company’s Shareholder Rights Agreement gives stockholders the right, upon the occurrence of certain triggering events, to purchase additional shares of common stock at 50% of their fair market value.  After the split there would not be enough authorized common shares for the number of issued shares and the required reserved shares under the Shareholder Rights Agreement.  To avoid this, the amendment would create a class of preferred shares that could only be used in connection with the Shareholder Rights Agreement.  By creating the preferred shares for use solely in connection with the Agreement, the Company would free up shares of common stock reserved for issuance under the same.  These shares of common stock would then be available for the issuance in connection with the stock split and leave additional authorized shares available for possible issue in the future.  The par value of the common stock would be reduced to reflect the stock split.

          The full text of the press release announcing these items is included herein as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Exhibits

          (c) Exhibits:

Exhibit Number	Description

99.1	Press release issued by Mercantile Bancorp, Inc. on January 18, 2006.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.

	By:	/s/ Dan S. Dugan

	Name:	Dan S. Dugan
	Title:	President, Chief Executive Officer and Chairman
Date: January 18, 2006

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